Exhibit 2

                          AGREEMENT AND PLAN OF MERGER


                                  BY AND AMONG


                              QUALITY DINING, INC.,

                          BAGEL DISPOSITION CORPORATION


                                       AND


                                    LETHE LLC


                                   DATED AS OF


                                SEPTEMBER 3, 1997

                                TABLE OF CONTENTS

                                                                           Page
                                                                           ----

  1.       Definitions; Rules of Construction...............................  2
           (a)      Certain Definitions.....................................  2
           (b)      Rules of Construction...................................  6

  2.       The Merger; Closing..............................................  6
           (a)      The Merger..............................................  6
           (b)      Closing.................................................  6
           (c)      Effective Time..........................................  7
           (d)      Organizational Documents and Limited Liability Company
           Agreement of the Surviving Company...............................  7
           (e)      Managers and Officers of the Surviving Company..........  7
           (f)      Effects of the Merger...................................  8
           (g)      Further Assurances......................................  8

  3.       Conversion of the BDC Common Stock...............................  8
           (a)      Exchange Ratio for the BDC Common Stock.  ..............  8
           (b)      Exchange of Certificates................................  8

  4.       Representations and Warranties of QDI............................  9
           (a)      Organization, Etc.......................................  9
           (b)      Authorization; Execution; Binding Effect................ 10
           (c)      Capitalization of BDC and the Direct Subsidiaries....... 11
           (d)      No Conflicting Agreements or Charter Provisions......... 11
           (e)      Litigation.............................................. 13
           (f)      Brokers and Finders..................................... 13

  5.       Representations and Warranties of LETHE.......................... 13
           (a)      Organization............................................ 13
           (b)      Authorization; Execution; Binding Effect................ 13
           (c)      No Conflicting Provisions............................... 14
           (d)      Litigation.............................................. 15
           (e)      Brokers and Finders..................................... 15

  6.       Conditions to the Obligations of QDI and LETHE................... 15

  7.       [Intentionally Omitted.]......................................... 16

  8.       Additional Condition to the Obligations of LETHE................. 16

  9.       Covenants of QDI ................................................ 16
           (a)      Conduct of Business..................................... 16
           (b)      Access to Documents; Opportunity to Ask Questions....... 17
           (c)      Cooperation with LETHE.................................. 17
           (d)      Regulatory Approvals and Other Consents................. 18
           (e)      Reasonable Commercial Efforts........................... 18

  10.      Covenants of LETHE............................................... 18
           (a)      Cooperation with QDI and ............................... 18
           (b)      Regulatory Approvals and Other Consents................. 19
           (c)      Reasonable Commercial Efforts........................... 19

    11.      Publicity; Confidentiality; Preservation of Records............ 19

    12.      Indemnification................................................ 22

    13.      Tax Indemnification and Other Matters.......................... 22

    14.      Termination.................................................... 25

    15.      Notices........................................................ 26

    16.      General........................................................ 27
             (a)      Entire Agreement...................................... 27
             (b)      Survival.............................................. 27
             (c)      Further Assurances.................................... 28
             (d)      Amendment; Waiver..................................... 28
             (e)      Binding Effect; Assignment............................ 28
             (f)      Section Headings...................................... 28
             (g)      Governing Law......................................... 28
             (h)      Severability.......................................... 29
             (i)      Expenses.............................................. 29
             (j)      Counterparts.......................................... 29
             (k)      No Third Party Beneficiaries.......................... 29

                          AGREEMENT AND PLAN OF MERGER
                          ----------------------------


                  THIS AGREEMENT AND PLAN OF MERGER (this "Agreement"), dated as of September 3, 1997, by and among Quality Dining, Inc., an Indiana corporation ("QDI"), Bagel Disposition Corporation, a newly formed Delaware corporation wholly owned by QDI ("BDC"), and LETHE LLC, a Delaware limited liability company ("LETHE").
                              W I T N E S S E T H:

                  WHEREAS, each of Bagel Acquisition Corporation, an Indiana corporation, Best Bagels, Inc., an Indiana corporation, Mohold Franchise Corporation, an Indiana corporation, and Mohold Inc., a Colorado corporation (collectively, the "Direct Subsidiaries"), is a wholly-owned subsidiary of QDI engaged in the business of owning and operating bagel bakeries in various locations in the United States (the "Bagel Business"); and

                  WHEREAS, immediately prior to the Closing (as defined herein), each of the Direct Subsidiaries will be merged with and into BDC, with BDC as the surviving corporation of each such merger (the "Direct Subsidiaries Mergers"); and

                  WHEREAS, the boards of directors of QDI and BDC, and the members of LETHE, have each determined that it is advisable and in the best interests of their respective stockholders, or such members, as the case may be, to consummate, and have approved, the business combination transaction provided for herein in which, following the Direct Subsidiaries

Mergers, BDC will merge with and into LETHE, with LETHE as the surviving company of such merger; and

                  WHEREAS, as of the date hereof, QDI and Bruegger's Corporation, a Delaware corporation wholly owned by QDI ("Brueggers"), have entered into a Share Exchange Agreement with Nordahl L. Brue and Michael J. Dressell (each of whom is an Affiliate (as defined herein) of LETHE) pursuant to which, upon the terms and subject to the conditions thereof, QDI has agreed to exchange all of the issued and outstanding shares of capital stock of Brueggers for shares of QDI common stock owned by Messrs. Brue and Dressell (the "Brueggers Share Exchange Agreement") simultaneously with the Closing;

                  NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants hereinafter contained, the parties hereto, intending to be legally bound, hereby agree as follows:

                  1.       Definitions; Rules of Construction.
                           ----------------------------------

                  (a) Certain Definitions. The following terms, as used herein, have the following meanings:

                  "Affiliate" means, as to any Person, any other Person which, directly or indirectly, controls, is controlled by or is under common control with such Person. For the purposes of this definition and of the definition of Subsidiary, "control" means the possession of the power to direct or cause the direction of management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

                  "Agreement" has the meaning set forth in the forepart of this Agreement.

                  "Bagel Business" has the meaning set forth in the forepart of this Agreement.

                  "BDC" has the meaning set forth in the forepart of this Agreement.

                  "BDC Common Stock" has the meaning set forth in Section 3(a).

                  "BDC Shares" has the meaning set forth in Section 4(c).

                  "BDC Stock Certificates" has the meaning set forth in
Section 3(b).

                  "Brueggers" has the meaning set forth in the forepart of this Agreement.

                  "Brueggers Share Exchange Agreement" has the meaning set forth in the forepart of this Agreement.

                  "Business Day" means any day other than Saturday, Sunday and any day on which banks are required or authorized to close in New York City.

                  "Certificate of Merger" has the meaning set forth in Section 2(c).

                  "Closing" has the meaning set forth in Section 2(b).

                  "Closing Date" has the meaning set forth in Section 2(b).

                  "Constituent Companies" has the meaning set forth in Section 2(a).

                  "Contract" means any contract, agreement, lease, indenture, note, bond, loan agreement, instrument, lien, conditional sales contract, mortgage, license, franchise, insurance policy, commitment or other binding understanding or arrangement.

                  "Damages" means any and all damages, loss, liability (whether fixed or contingent, known or unknown) and expenses (including reasonable expenses of investigation and reasonable attorneys' fees and expenses in connection with any action, suit or proceeding) incurred by any party entitled to indemnity under Section 12 and 13.

                  "Delaware Secretary of State" means the Secretary of State of the State of Delaware.

                  "DGCL" means the General Corporation Law of the State of Delaware.

                  "Direct Subsidiaries" has the meaning set forth in the forepart of this Agreement.

                  "Direct Subsidiaries Mergers" has the meaning set forth in the forepart of this Agreement.

                  "Direct Subsidiaries Shares" has the meaning set forth in
Section 4(c).

                  "DLLCA" means the Limited Liability Company Act of the State of Delaware.

                  "Effective Time" has the meaning set forth in Section 2(c).

                  "Excluded Assets" has the meaning set forth in the Brueggers Share Exchange Agreement.

                  "Excluded Stores" means all stores or commissaries that (i)(A) were intended to be used in the Bagel Business or (B) were used in the

Bagel Business and (ii) were not open and operating on the date hereof, which stores are listed on Annex III of the Brueggers Share Exchange Agreement.

                  "Final Closing Date Balance Sheet" means the Final Closing Date Balance Sheet prepared in accordance with the Brueggers Share Exchange Agreement.

                  "Governmental Body" means any government or governmental or regulatory body of any country or any political subdivision thereof (whether federal, state, local or foreign), any agency, instrumentality or authority of any such government, any court of competent jurisdiction or any arbitrator.

                  "Hart-Scott Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

                  "Independent Accountants" means the Independent Accountants selected pursuant to the Brueggers Share Exchange Agreement.

                  "LETHE" has the meaning set forth in the forepart of this Agreement.

                  "Lien" means any mortgage, claim, encumbrance, deed of trust, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), security interest or preference, priority or other security agreement.

                  "Material Adverse Effect" means a material adverse effect on the financial condition, results of operations, assets, liabilities, business or properties of the Direct Subsidiaries considered as a whole.

                  "Merger" has the meaning set forth in Section 2(a).

                  "Merger Price" has the meaning set forth in Section 3(a).

                  "Person" means any individual, corporation, partnership, firm, joint venture, association, joint-stock company, trust, unincorporated organization, Governmental Body or other entity.

                  "QDI" has the meaning set forth in the forepart of this Agreement.

                  "QDI Consolidated or Combined Returns" has the meaning set forth in Section 13(b).

                  "Subsidiary" means, with respect to any Person, any other Person which is, directly or indirectly, controlled by such Person.

                  "Surviving Company" has the meaning set forth in Section 2(a).

                  "Tax Returns" means any report, return, statement or other information required to be supplied to a taxing authority in connection with Taxes.

                  "Taxes" means all taxes, charges, fees, levies, or other similar assessments, including (a) income, gross receipts, ad valorem, premium, excise, real property, personal property, windfall profit, sales, use, transfer, licensing, withholding, employment, payroll, alternative or add-on minimum tax, estimated and franchise taxes imposed by the United States of America, any state, local or foreign government, or any subdivision, agency or other similar Person of the United States or any such government; and (b) any interest, fines, penalties, assessments or additions to tax resulting from, attributable to or incurred in connection with any such tax or any contest or dispute thereof.

                  (b) Rules of Construction. As used in this Agreement, neutral
                      ---------------------
pronouns and any variations thereof shall be deemed to include the feminine and masculine and all terms used in the singular shall be deemed to include the plural, and vice versa, as the context may require. The words "herein," "hereof," "hereto" and "hereunder" and other words of similar import refer to this Agreement as a whole, including the Schedules hereto, as the same may from time to time be amended or supplemented. The word "including" when used herein is not intended to be exclusive and means "including, without limitation." References herein to a Section, subsection, clause or Schedule shall refer to the appropriate Section, subsection, clause or Schedule in or to this Agreement. References herein to "days" shall mean calendar days unless the term "Business Days" is used.

                  2.       The Merger; Closing.
                           -------------------

                  (a) The Merger. Upon the terms and subject to the conditions
                      ----------
of this Agreement, at the Effective Time (as defined below), BDC shall be merged with and into LETHE in accordance with the DGCL and the DLLCA (the "Merger"). At the Effective Time, the separate existence of BDC shall cease and LETHE shall continue as the surviving company in the Merger (the "Surviving Company"). LETHE and BDC are sometimes referred to herein as the "Constituent Companies". As a result of the Merger, the outstanding shares of capital stock of BDC shall be converted in the manner provided in Section 3.

                  (b) Closing. The closing of the Merger as provided herein
                      -------
(herein referred to as the "Closing") shall take place at the offices of Milbank, Tweed, Hadley & McCloy, 1 Chase Manhattan Plaza, New York, New York 10005 on the closing date, and concurrently with the closing, under the Brueggers Share Exchange Agreement (the "Closing Date"). All proceedings taken and all documents executed and delivered by the parties at the Closing shall be deemed taken and executed simultaneously, and no proceedings shall be deemed taken nor any documents executed or delivered until all have been taken, executed and delivered.

                  (c) Effective Time. At the Closing, a certificate of merger
                      --------------
(the "Certificate of Merger") shall be duly prepared and executed by the Surviving Company and thereafter delivered to the Delaware Secretary of State for filing, as provided in Section 264 of the DGCL and Section 18-209 of the DLLCA, as soon as practicable on the Closing Date, which Merger shall become effective at the time of filing with the Delaware Secretary of State (the "Effective Time").

                  (d) Organizational Documents and Limited Liability Company
                      ------------------------------------------------------
Agreement of the Surviving Company. At the Effective Time, the organizational
- ----------------------------------
documents and limited liability company agreement of LETHE as in effect immediately prior to the Effective Time shall be the organizational documents and limited liability company agreement of the Surviving Company until thereafter amended as provided by law, such organizational documents and such limited liability company agreement.

                  (e) Managers and Officers of the Surviving Company. The
                      ----------------------------------------------
managers and the officers of LETHE immediately prior to the Effective Time shall, from and after the Effective Time, be the managers and officers, respectively, of the Surviving Company until their successors shall have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Surviving Company's organizational documents and limited liability company agreement.

                  (f) Effects of the Merger.  Subject to the foregoing, the
                      ---------------------
effect of the Merger shall be as provided in the applicable provisions of the DGCL and the DLLCA.

                  (g) Further Assurances. Each party hereto will, either prior
                      ------------------
to or after the Effective Time, execute such further documents, instruments, deeds, assignments and assurances and take such further actions as may reasonably be requested by the other to consummate the Merger, to vest the Surviving Company with full title to all assets, properties, rights, approvals, immunities and franchises of the Constituent Companies or to effect the other purposes of this Agreement.

                  3.       Conversion of the BDC Common Stock.
                           ----------------------------------

                  (a) Exchange Ratio for the BDC Common Stock. At the Effective
                      ---------------------------------------
Time, by virtue of the Merger and without any action on the part of the holder thereof, all issued and outstanding shares of the common stock, par value $.01 per share, of BDC ("BDC Common Stock") shall be converted into the right to receive $4 million in cash in the aggregate (the "Merger Price"). All shares of BDC Common Stock converted in accordance with this

Section 3(a) shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each holder of a certificate representing any such shares shall cease to have any rights with respect thereto, except the right to receive the Merger Price upon the surrender of such certificate in accordance with Section 3(b), without interest.

                  (b)      Exchange of Certificates.
                           ------------------------

                  (i) Exchange Procedures. At the Closing, LETHE shall pay to
                      -------------------
QDI the Merger Price in immediately available funds by wire transfer to an account specified by QDI in writing to be delivered no later than two Business Days prior to the Closing. In exchange for the Merger Price, QDI shall deliver certificates representing all of the issued and outstanding shares of the BDC Common Stock (the "BDC Stock Certificates").

                  (ii) No Further Ownership Rights in BDC Common Stock. The
                       -----------------------------------------------
payment of the Merger Price upon the surrender for exchange of the BDC Stock Certificates in accordance with the terms hereof shall be deemed to have been delivered in full satisfaction of all rights pertaining to the shares of BDC Common Stock represented thereby. If, after the Effective Time, BDC Stock Certificates are presented to the Surviving Company for any reason, they shall be canceled without further consideration.

                  4.       Representations and Warranties of QDI.  QDI and BDC
                           -------------------------------------
hereby represent and warrant to LETHE, as of the date hereof and as of the Closing Date, as follows:

                  (a) Organization, Etc. (i) Each of QDI, BDC and each of the
                      -----------------
Direct Subsidiaries is a corporation duly incorporated, validly existing and in good standing as a corporation under the laws of its jurisdiction of incorporation and has all requisite corporate power and authority (i) to conduct its business as it is now conducted and (ii) to own or lease all of the properties owned or leased by it. True, correct and complete copies of the certificates or articles of incorporation and by-laws of QDI, BDC and each of the Direct Subsidiaries (together with all amendments thereto and restatements thereof as of the date hereof) have been previously delivered to LETHE. Each of the Direct Subsidiaries is duly qualified to do business as a foreign corporation and is in good standing in all jurisdictions in which the ownership or lease of property by it or the conduct of its business makes such qualification necessary, except where the failure to be so qualified would not have a Material Adverse Effect.

                  (ii) BDC was formed solely for the purpose of engaging in the transactions contemplated by this Agreement, has engaged in no other business activities and has conducted its operations only as contemplated hereby.

                  (b) Authorization; Execution; Binding Effect.  (i) QDI and BDC
                      ----------------------------------------
have full corporate power and authority to execute and deliver this Agreement and to perform their obligations hereunder and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement by QDI and BDC and the consummation by QDI and BDC of the transactions provided for herein have been duly authorized by all necessary corporate action on the part of QDI's and BDC's respective boards of directors and by QDI as sole stockholder of BDC. The Agreement has been duly and validly executed and delivered by QDI and BDC and (assuming the due authorization, execution and delivery by LETHE) constitutes the legal, valid and binding obligation of QDI and BDC, enforceable against QDI and BDC in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization or other laws affecting creditors' rights and remedies generally and by general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

                 (ii Each of the Direct Subsidiaries has full corporate power and authority to consummate the Direct Subsidiaries Mergers contemplated hereby. The consummation by each of the Direct Subsidiaries of the Direct Subsidiaries Mergers has been duly authorized by all necessary corporate action on the part of each of the Direct Subsidiaries' board of directors and by QDI as sole stockholder of each of the Direct Subsidiaries.

                  (c) Capitalization of BDC and the Direct Subsidiaries. (i) BDC
                      -------------------------------------------------
has authorized capital stock of 100 shares of BDC Common Stock, all of which are issued, outstanding, fully paid and non-assessable (the "BDC Shares"). The BDC Shares are all owned of record and beneficially by QDI, free and clear of any Lien and, subject to applicable federal and state securities laws, free of any other limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of such BDC

Shares). BDC does not own, directly or indirectly, or control any equity or voting interest in any Person.

                  (ii) Schedule 4(c) sets forth the authorized capital stock of
                       -------------
each of the Direct Subsidiaries and the number of shares issued and outstanding, all of which shares are fully paid and non-assessable and have been duly authorized and validly issued (the "Direct Subsidiaries Shares"). All of the Direct Subsidiaries Shares are owned of record and beneficially by QDI, free and clear of any Lien and, subject to applicable federal and state securities laws, free of any other limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of such Direct Subsidiaries Shares). None of the Direct Subsidiaries owns, directly or indirectly, or controls any equity or voting interest in any Person.

                  (d) No Conflicting Agreements or Charter Provisions.  The
                      -----------------------------------------------
execution, delivery and compliance with and performance of the terms and provisions of this Agreement will not conflict with or result in a breach of the terms, conditions or provisions of, or constitute a default (or an event of which, with notice, lapse of time, or both, would constitute a default) under, or result in any violation of, (i) the certificates or articles of incorporation or by-laws of QDI, BDC or any of the Direct Subsidiaries, or any resolutions adopted by the stockholders or the board of directors of QDI, BDC or any of the Direct Subsidiaries, (ii) except as set forth in Schedule 4(d), any provision of any Contract to which QDI, BDC or any of the Direct Subsidiaries is a party or by which any property or asset of QDI, BDC or any of the Direct Subsidiaries may be bound, or (iii) any order, judgment, decree, license, permit, statute, law, rule or regulation of any Governmental Body or any stock exchange or other self-regulatory organization or industry association to which QDI, BDC or any of the Direct Subsidiaries is subject, other than, in the cases of clause (ii) and (iii) above, any such conflict, breach or default which, individually or in the aggregate, would not reasonably be expected to have a material adverse effect on the ability of QDI, BDC or any of the Direct Subsidiaries to perform its obligations hereunder and to consummate the transactions contemplated hereby. Except for the filing of the Certificate of Merger, the filing of certificates or articles of merger in connection with the Direct Subsidiaries Mergers and any required filings under the Hart-Scott Act, QDI, BDC and the Direct Subsidiaries have obtained all approvals, consents, certifications and waivers of any Governmental Body, and have made all filings, given all notices and otherwise complied with all laws, rules and regulations of any Governmental Body, which are required on the part of QDI and BDC in order for QDI and BDC to enter into and perform this Agreement and for QDI, BDC and the Direct Subsidiaries to otherwise consummate the transactions provided for in this Agreement. The execution, delivery and performance of this Agreement will not result in the creation of any Lien upon any of the assets of BDC or any of the Direct Subsidiaries.
                  (e) Litigation.  There is no action, suit, proceeding or
                      ----------
investigation pending or, to the knowledge of QDI or BDC, threatened, at law or in equity, in or before any Governmental Body or any stock exchange or other self-regulatory organization or industry association questioning or otherwise affecting the validity of this Agreement or any action taken or to be taken by QDI, BDC or any of the Direct Subsidiaries in connection with this Agreement or the documents executed by QDI, BDC or any of the Direct Subsidiaries or to be executed pursuant to or in connection with the provisions of this Agreement.

                  (f) Brokers and Finders. No broker, investment banker or
                      -------------------
finder has been retained by or authorized to act on behalf of QDI, BDC or any of the Direct Subsidiaries who might be entitled to any fee or other commission in connection with this Agreement or the transactions contemplated hereby, other than as described in the Brueggers Share Exchange Agreement.

                  5.  Representations and Warranties of LETHE.  LETHE hereby
                      ---------------------------------------
represents and warrants to QDI, as of the date hereof and as of the Closing Date, as follows:
                  (a) Organization. LETHE is a limited liability company duly
                      ------------
organized, validly existing and in good standing as a limited liability company under the laws of its jurisdiction of organization.

                  (b) Authorization; Execution; Binding Effect.  LETHE has full
                      ----------------------------------------
power and authority to execute and deliver this Agreement and to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement by LETHE and the consummation by LETHE of the transactions provided for herein have been duly authorized by the members and managers of LETHE. This Agreement has been duly and validly executed and delivered by LETHE and (assuming the due execution and delivery by QDI and BDC) constitutes the legal, valid and binding obligation of LETHE, enforceable against LETHE in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization or other laws affecting creditors' rights and remedies generally and by general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

                  (c) No Conflicting Provisions. The execution, delivery and
                      -------------------------
compliance with and performance of the terms and provisions of this Agreement will not conflict with or result in a breach of the terms, conditions or provisions of, or constitute a default (or an event which, with notice, lapse of time, or both, would constitute a default) under, or result in any violation of, the organizational documents and limited liability company agreement of LETHE or any resolutions or provisions adopted by the members or managers of LETHE, or any provision of any Contract to which LETHE is a party or by which any property or asset of LETHE may be bound, or any order, judgment, decree, license, permit, statute, law, rule or regulation of any Governmental Body or any stock exchange or other self-regulatory organization or industry association to which LETHE is subject, except for such breaches, defaults or violations which would not, individually or in the aggregate, materially and adversely affect LETHE's ability to consummate the transactions contemplated hereby.

Except for the filing of the Certificate of Merger and any required filings under the Hart-Scott Act, LETHE has obtained all approvals, consents, certifications and waivers of any Governmental Body, and has made all filings, given all notices and otherwise complied with all laws, rules and regulations of any Governmental Body, which are required on the part of LETHE in order for LETHE to enter into and perform this Agreement and for LETHE to merge with BDC, and to otherwise consummate the transactions provided for in this Agreement.

                  (d) Litigation. There is no action, suit, proceeding or
                      ----------
investigation pending or, to the knowledge of LETHE, threatened, at law or in equity, in or before any Governmental Body or any stock exchange or other self-regulatory organization or industry association questioning or otherwise affecting the validity of this Agreement or any action taken or to be taken by LETHE in connection with this Agreement or the documents executed or to be executed by LETHE pursuant to or in connection with the provisions of this Agreement.

                  (e) Brokers and Finders. No broker, investment banker or
                      -------------------
finder has been retained or authorized to act on behalf of LETHE who might be entitled to any fee or other commission in connection with this Agreement and the transactions contemplated hereby, other than as described in the Brueggers Share Exchange Agreement.

                  6.  Conditions to the Obligations of QDI and LETHE.  The
                      ----------------------------------------------
obligations of QDI and LETHE to consummate the Closing are subject to the satisfaction, on or prior to the Closing Date, of the following conditions, any or all of which may be waived in writing by the party entitled to waive such condition:

                  (a) No provision of any applicable law or regulation and no judgment, injunction, order or decree shall restrain or prohibit the consummation of the Closing.

                  (b) All actions by or in respect of or filings with any Governmental Body required to permit the consummation of the Closing shall have been taken or made and any waiting period (and any extension thereof) applicable to the consummation of the Merger under the Hart-Scott Act shall have expired or been terminated.

                  (c) The transactions contemplated by the Brueggers Share Exchange Agreement shall have been consummated simultaneously with the Closing.

                  (d) QDI and LETHE shall have received from the other party such other documents and certificates as may reasonably be requested by QDI or LETHE or their respective counsel, as the case may be, in connection with the transactions contemplated hereby.

                  7.       [Intentionally Omitted.]

                  8.       Additional Condition to the Obligations of LETHE.
                           ------------------------------------------------
Each of the Direct Subsidiaries Mergers shall have become effective, each on terms consistent with this Agreement and otherwise reasonably satisfactory to LETHE.

                  9.       Covenants of QDI and BDC.
                           ------------------------

                  (a) Conduct of Business. From and after the date hereof until
                      -------------------
the Closing Date, QDI shall, and shall cause the Direct Subsidiaries and BDC to,
(i) conduct the Bagel Business in the ordinary course, consistent with the present conduct of such business, except that no store shall be closed (except in one of the markets listed on Schedule 9(a)) without LETHE's consent, not to be unreasonably withheld, (ii) use their reasonable commercial efforts to maintain, preserve and protect the assets and good-will of the Bagel Business,
(iii) except as otherwise contemplated hereby, use their reasonable commercial efforts to keep available the services of present officers and employees of the Direct Subsidiaries, (iv) use their reasonable commercial efforts to preserve relationships with others doing business with the Direct Subsidiaries, (v) not adopt any amendment of the certificates of incorporation or by-laws of the Direct Subsidiaries, (vi) not sell, license or otherwise dispose of any material assets or property relating to the Direct Subsidiaries except (A) as disclosed on Schedule 9(a), (B) Excluded Assets or (C) in the ordinary course consistent with past practice, (vii) refrain from taking any action that would make any representation or warranty of QDI or BDC hereunder inaccurate in any material respect at, or as of any time prior to, the Closing Date, and (viii) not agree to commit to take any action inconsistent with QDI's and BDC obligations under clauses (i) through (vii) above.

                  (b) Access to Documents; Opportunity to Ask Questions. From
                      -------------------------------------------------
and after the date hereof until the Closing Date (except as otherwise contemplated by this Agreement), QDI shall, and shall cause the Direct Subsidiaries and BDC to, continue to make available for inspection by LETHE and its duly authorized representatives, during normal business hours, the corporate records, books of account, Contracts, reports and all other documents of or relating to each of the Direct Subsidiaries and BDC which are reasonably requested by LETHE or such representatives in order to make reasonable inspection and examination of the business, assets and affairs of each of the Direct Subsidiaries and BDC. QDI shall, and shall cause the Direct Subsidiaries and BDC to, continue to cause the managerial employees, counsel, regular independent certified public accountants and consultants of QDI and the Direct Subsidiaries to be available upon reasonable notice to answer questions of LETHE and its duly authorized representatives concerning the Bagel Business. All information furnished to LETHE pursuant to this Section 9(b) shall be subject to the confidentiality provisions set forth in Section 11.

                  (c) Cooperation with LETHE. QDI shall, and shall cause the
                      ----------------------
Direct Subsidiaries to, cooperate with LETHE in connection with LETHE's fulfillment of the covenants and conditions set forth herein to be performed or satisfied prior to the Closing and, in connection therewith, QDI shall, and shall cause the Direct Subsidiaries and BDC to, furnish LETHE with all information reasonably requested by LETHE with respect to the transactions contemplated by this Agreement. All information furnished to LETHE pursuant to this Section 9(c) shall be subject to the confidentiality provisions set forth in Section 11.

                  (d) Regulatory Approvals and Other Consents. QDI and BDC
                      ---------------------------------------
shall, and QDI shall cause the Direct Subsidiaries to, use their reasonable commercial efforts to make all filings with Governmental Bodies as soon as practicable after the date hereof and to obtain any and all governmental approvals and any and all other approvals, consents, certifications and waivers (and will provide copies of such notices to LETHE), which are required on the part of QDI, BDC or any of the Direct Subsidiaries, in connection with entering into this Agreement and consummating the transactions contemplated hereunder.

                  (e) Reasonable Commercial Efforts. QDI and BDC shall, and QDI
                      -----------------------------
shall cause the Direct Subsidiaries to, use their reasonable commercial efforts to satisfy the conditions precedent to the performance by the parties hereto of their respective obligations under this Agreement.

                  10.      Covenants of LETHE.
                           ------------------

                  (a) Cooperation with QDI and BDC. LETHE shall cooperate with
                      ----------------------------
QDI and BDC in connection with QDI's and BDC's fulfillment of the covenants and conditions set forth herein to be performed or satisfied prior to the Closing and, in connection therewith, LETHE shall furnish QDI and BDC with all information reasonably requested by QDI and BDC with respect to the transactions contemplated by this Agreement. All information furnished to QDI and BDC pursuant to this Section 10(a) shall be subject to the confidentiality provisions set forth in Section 11.

                  (b) Regulatory Approvals and Other Consents.  LETHE shall use
                      ---------------------------------------
its reasonable commercial efforts to make all filings with Governmental

Bodies as promptly as practicable after the date hereof and to obtain all governmental approvals and any and all other approvals, consents, certifications and waivers, which are required on the part of LETHE in connection with entering into this Agreement and consummating the transactions contemplated hereunder.

                  (c) Reasonable Commercial Efforts. LETHE shall use its reasonable commercial efforts to satisfy the conditions precedent to the performance by the parties hereto of their respective obligations under this Agreement.

                  11.      Publicity; Confidentiality; Preservation of Records.
                           ---------------------------------------------------

                  (a) Each party hereto recognizes and acknowledges that the timing and manner of any public disclosure of information relating to the transactions contemplated hereby is of material importance to the business and affairs of the other party. Accordingly, the parties hereto agree to consult with each other and to cooperate in issuing any press release or other public statement with respect to the transactions contemplated hereby. Any such press release or other public statement may only be issued with the prior written consent of the other parties hereto, which consent shall not be unreasonably withheld; provided, however, nothing contained herein shall restrain or prohibit any party from making any press release or other public disclosure which, in the reasonable judgment of such party's counsel, is required by any applicable law or rule or regulation of any Governmental Body or stock exchange or other self-regulatory organization and, provided further, the parties shall use reasonable commercial efforts to provide notice of, and to cooperate with respect to the timing and content of, any press release or other public disclosure contemplated by the immediately preceding proviso.

                  (b) From and after the Closing Date, LETHE will hold, and will use their best efforts to cause its officers, managers, employees, accountants, counsel, consultants, advisors, agents and Affiliates to hold, in confidence, unless compelled to disclose by judicial or administrative process or by other requirements of law (including the rules of any stock exchange or other self-regulatory organization), (i) all confidential documents and information concerning QDI and its Subsidiaries (other than BDC and the other "Bagel Companies" as defined in the Brueggers Share Exchange Agreement) furnished to LETHE or its representatives in connection with the transactions contemplated by this Agreement, except to the extent that such information can be shown to have been (A) in the public domain through no fault of LETHE or (B) later lawfully acquired by LETHE from sources other than QDI; provided, however, that LETHE may disclose any information covered by this Section 11(b) to its employees, accountants, counsel, consultants, advisors and agents in connection with the transactions contemplated by this Agreement, so long as such Persons are informed by LETHE of the confidential nature of such information and are directed by LETHE to treat such information confidentially. The obligation of LETHE and its Affiliates to hold any such information in confidence shall be satisfied if they exercise the same care with respect to such information as they would take to preserve the confidentiality of their own similar information.

                  (c) From and after the Closing Date, QDI will hold, and use its best efforts to cause its officers, directors, employees, accountants, counsel, consultants, advisors, agents and Affiliates to hold, in confidence, unless compelled to disclose by judicial or administrative process or by other requirements of law (including the rules of any stock exchange or other self-regulatory organization), (i) all confidential documents and information concerning LETHE and its Affiliates furnished to QDI or any of its representatives in connection with the transactions contemplated by this Agreement, and (ii) with respect to BDC and the Direct Subsidiaries, all other confidential documents and information in its possession, except to the extent that such information can be shown to have been, in the case of clause (i), (A) in the public domain through no fault of QDI or (B) later lawfully acquired by QDI from sources other than LETHE and its Affiliates or, in the case of clause
(ii), in the public domain through no fault of QDI; provided, however, that QDI may disclose any information covered by this Section 11(c) to its officers, directors, employees, accountants, counsel, consultants, advisors and agents in connection with the transactions contemplated by this Agreement, so long as such Persons are informed by QDI of the confidential nature of such information and are directed by QDI to treat such information confidentially. The obligation of QDI and its Affiliates to hold any such information in confidence shall be satisfied if they exercise the same care with respect to such information as they would take to preserve the confidentiality of their own similar information.

                  (d) QDI and LETHE agree that each of them shall preserve and keep the records held by them relating to the Bagel Business for a period of six
(6) years following the Closing Date and shall make such records and personnel available to the other as may be reasonably required by such party in connection with, among other things, any insurance claims by, legal proceedings against or governmental investigations of QDI, the Direct Subsidiaries or LETHE or any of their respective Affiliates or in order to enable QDI or LETHE to comply with their respective obligations under this Agreement and each other agreement, document or instrument contemplated hereby. In the event QDI or LETHE wishes to destroy such records after that time, such party shall first give ninety (90) days' prior written notice to the other and such other party shall have the right at its option and expense, upon prior written notice given to such party within that ninety (90) day period, to take possession of the records within one hundred and eighty (180) days after the date of such notice.

                  12. Indemnification. Any Damages resulting from a breach of
                      ---------------
representation, warranty, covenant or agreement contained herein or in the Brueggers Share Exchange Agreement by QDI or BDC shall be subject to indemnification by QDI to LETHE as, but only to the extent, provided in Section 12 of the Brueggers Share Exchange Agreement. Notwithstanding the previous sentence, each party hereto may exercise any rights or remedies that it may have at law or in equity in the event of any breach of any representation, warranty, covenant or agreement of the other party contained in this Agreement.

                  13.      Tax Indemnification and Other Matters.
                           -------------------------------------
                  (a) QDI will be responsible for, will pay or cause to be paid, and will indemnify and hold harmless LETHE and its Affiliates, from and against any and all Damages for or in respect of each of the following:

                  (i) any and all Taxes with respect to any taxable period of any of the Direct Subsidiaries (which for purposes of this Section 13 shall include BDC) ending on or before the Closing Date;

                 (ii) any and all Taxes resulting from any of the Direct Subsidiaries having been (or ceasing to be) included in any consolidated, combined, or unitary Tax Return that included any of the Direct Subsidiaries for any taxable period (or portion thereof) ending on or before the Closing Date:

                (iii) any and all Taxes of any member of a consolidated, combined or unitary group (other than any of the Direct Subsidiaries) of which any of the Direct Subsidiaries (or any predecessor) is or was a member on or prior to the Closing Date, by reason of the liability of any of the Direct Subsidiaries pursuant to Treasury Regulation Section 1.1502- 6(a) or any analogous or similar state, local or foreign law or regulation;

                  (iv) any breach by QDI of any representation, warranty or covenant contained in Section 4(p) of the Brueggers Share Exchange Agreement or in this Section 13; and

                   (v) any and all Taxes allocated to QDI pursuant to Section 13(b); in each case, except to the extent that a specific reserve for such Taxes is reflected as a current liability on the Final Closing Date Balance Sheet.

                  (b) For U.S. federal income Tax purposes, the taxable year of the Direct Subsidiary shall end as of the close of the Closing Date. Taxes, if any, attributable to the taxable year of the Direct Subsidiaries ending on the Closing Date shall be allocated to QDI. QDI shall include the Direct Subsidiaries in (A) the United States consolidated federal income Tax Return of QDI for the taxable period of the Direct Subsidiaries ending on the Closing Date, and (B) all other consolidated and all combined or unitary Tax Returns of QDI or its Affiliates ending on the Closing Date (such Tax Returns referred to in clauses (A) and (B) hereof are hereinafter referred to as "QDI Consolidated or Combined Returns"). QDI shall properly prepare and timely file all QDI Consolidated or Combined Returns which include any of the Direct Subsidiaries for all taxable periods ending on or before the Closing Date (which Tax Returns shall include the Direct Subsidiaries and the reportable items from the assets or operations of the Direct Subsidiaries through and including the Closing
Date). QDI also shall properly prepare and timely file all other Tax Returns of or which include any of the Direct Subsidiaries required to be filed on or prior to the Closing Date (without regard to extensions). The Tax Returns referred to in the two preceding sentences (insofar as they relate to any of the Direct Subsidiaries) shall be prepared in a manner consistent with past practices, and QDI shall pay all Taxes shown due on such Tax Returns or otherwise levied or assessed upon or any of their assets on or prior to the Closing Date.

                  (c) QDI and LETHE shall cooperate fully with each other and provide to each other in a timely fashion such Tax data and other information as may be reasonably required by QDI or LETHE for the preparation of any Tax Returns required to be prepared and filed by QDI or LETHE hereunder, or in connection with the preparation or filing of any election, consent or certification or Tax audit.

                  (d) LETHE shall promptly notify QDI upon receipt of written notice of any Tax audit of or assessments against any of the Direct Subsidiaries for taxable periods ending on or prior to the Closing Date. QDI shall have the right to represent the Direct Subsidiaries' interests in any Tax audit or administrative or court proceeding relating to taxable periods of any of the Direct Subsidiaries ending on or prior to the Closing Date and to employ counsel of its choice at its expense provided, however, that QDI may not agree to a settlement or compromise thereof without the prior consent of LETHE, which consent will not be unreasonably withheld. QDI shall promptly notify LETHE if it decides not to control the defense or settlement of any such Tax audit or administrative or court proceeding and LETHE thereupon shall be permitted to defend and settle such Tax audit or proceeding. QDI will promptly notify LETHE of the commencement of any claim, audit, examination or other proposed change or adjustment by any Taxing authority which may affect the liability of any of the Direct

Subsidiaries for Taxes ad QDI shall keep LETHE duly informed of the progress thereof.

                  (e) Any refunds of Taxes, to the extent such refunds relate to a taxable period ending on or before the Closing Date for which QDI indemnifies LETHE hereunder, except to the extent that such amounts are reflected as an asset on the Final Closing Date Balance Sheet, and which are received by LETHE after the Closing Date, shall be remitted (net of Tax) to QDI.

                  (f) Notice of any claim for indemnity pursuant to Section 13 with respect to any taxable period of any of the Direct Subsidiaries must be received by the party against whom such claim is made no later than ninety (90) days after the later of (i) the expiration of the applicable statute of limitations with respect to such taxable period or (ii) the receipt by LETHE of a notice, claim, demand, assessment or deficiency for Taxes by any Tax authority.

                  (g) Any dispute as to any matter covered pursuant to Section 13 shall be resolved by the Independent Accountants. The fees and expenses of such accounting firm shall be borne equally by the parties.

                  14.      Termination.  (a)  This Agreement (i) shall terminate
                           -----------
automatically upon a termination of the Brueggers Share Exchange Agreement in accordance with its terms, and (ii) may be terminated at any time prior to the Closing by mutual consent of LETHE and QDI.

                  (b) If this Agreement is terminated pursuant to Section 14(a), this Agreement shall forthwith become void and of no further force or effect and there shall be no liability or obligation on the part of LETHE or QDI hereunder; provided, however, that termination pursuant to clause (i) of Section 14(a) shall not relieve any party of liability for any willful breach of this Agreement arising at or prior to the time of such termination.

                  15.    Notices. Any and all notices, designations or any other
                         -------
communication provided for herein shall be made by hand-delivery, first-class mail (registered or certified, return receipt requested), telecopier or overnight air courier (i) in the case of QDI, to Quality Dining, Inc., 4220 Edison Lakes Parkway, Mishawaka, Indiana 46545, Attention: John C. Firth, Esq., Secretary, telecopy number (219) 271-4612 (or such other address or telecopy number as QDI may designate), and (ii) in the case of LETHE to Nordahl L. Brue and Michael J. Dressell, Champlain Management Services, 159 Bank Street, Burlington, Vermont 05401, telecopy number (802) 660-4034 (or such other address or telecopy number as LETHE may designate). Except as otherwise provided in this Agreement, each such notice shall be deemed given at the time delivered by hand, if personally delivered; five (5) Business Days after being deposited in the mail, postage prepaid, if mailed; when receipt acknowledged, if telecopied; and the next Business Day after timely delivery to the courier, if sent by overnight air courier guaranteeing next day delivery. A copy of such notice shall be sent by the same means, (A) in the case of a notice to QDI to (1) Baker & Daniels, 300 North Meridian Street, Indianapolis, Indiana 46204, Attention: James A. Aschleman, Esq., telecopy number (317) 237-

1000, and (2) Milbank, Tweed, Hadley & McCloy, One Chase Manhattan Plaza, New York, New York 10005-1413, Attention: Lawrence Lederman, Esq., telecopy number
(212) 530-5219, and (B) in the case of a notice to LETHE to (1) Sheehey Brue Gray & Furlong, Gateway Square, 30 Main Street, Burlington, Vermont 05402
Attention: David T. Austin, Esq., telecopy number (802) 864-6815, and (2) Weil, Gotshal & Manges LLP, 767 Fifth Avenue, New York, New York 10153 Attention:
David E. Zeltner, Esq., telecopy number (212) 310-8007.

                  16.      General.
                           -------

                  (a) Entire Agreement. This Agreement, together with the
                      ----------------
Brueggers Share Exchange Agreement, including the Exhibits and Schedules hereto and thereto, contain the entire understanding and agreement of the parties hereto with respect to the subject matter hereof.

                  (b) Survival. The covenants and agreements of the parties
                      --------
contained herein shall survive the execution and delivery of this Agreement and the transactions contemplated herein. All representations and warranties contained herein shall survive the execution and delivery of this Agreement, any examination by or on behalf of the parties hereto, the Closing and the completion of the transactions contemplated herein for a period of one (1) year commencing on the Closing Date; provided, however, that (i) the representations and warranties of QDI and BDC contained in Sections 4(b) and (c) of this Agreement shall survive the Closing and remain in full force and effect indefinitely and (ii) the representations and warranties of LETHE contained in Sections 5(a) and (b) shall survive the Closing and remain in full force and effect indefinitely. Notwithstanding anything to the contrary contained herein, a representation or warranty that is the basis for a claim of indemnification timely made hereunder shall continue to survive with respect to such claim until the final resolution of such claim.

                  (c) Further Assurances. The parties hereto each agree to
                      ------------------
execute such other instruments, documents or agreements as may be reasonably necessary or desirable for the implementation of this Agreement and the consummation of the transactions contemplated hereby. In addition, each of the parties hereto agrees to provide reasonable access to such party's personnel, documents and materials, upon five (5) Business Days' prior notice, at the visiting party's expense and without any business interference to the party providing such access, as may be reasonably necessary or desirable for the implementation of this Agreement and the consummation of the transactions contemplated hereby.

                  (d) Amendment; Waiver.  This Agreement may be amended or
                      -----------------
waived only by a written instrument signed by the party against whom enforcement thereof is sought.

                  (e) Binding Effect; Assignment. This Agreement shall be
                      --------------------------
binding upon and inure to the benefit of the parties hereto and their respective successors, legal representatives and assigns, provided, however, that no party may assign, delegate or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the other party, except that LETHE shall have the right to collaterally assign any of its rights under this Agreement to an Affiliate of LETHE and/or LETHE's lenders without QDI's prior written consent.

                  (f) Section Headings.  The section headings contained in this
                      ----------------
Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

                  (g) Governing Law. This Agreement shall be governed by, and
                      -------------
construed and enforced in accordance with, the laws of the State of New York, without giving effect to the provisions, policies or principles thereof respecting conflict or choice of laws, except to the extent that relevant provisions of the DGCL or the DLLCA are mandatorily applicable.

                  (h) Severability. If at any time subsequent to the date of
                      ------------
this Agreement any provision of this Agreement shall be held by any court of competent jurisdiction to be illegal, void or unenforceable, such provision shall be of no force or effect but the illegality or unenforceability of such provision shall have no effect upon or impair the enforceability of any other provision.

                  (i) Expenses.  Except as otherwise set forth herein, each
                      --------
party hereto shall pay its own fees and expenses in connection with this Agreement.

                  (j) Counterparts. This Agreement may be executed in
                      ------------
counterparts, each of which shall be deemed an original but all of which taken together shall constitute but one and the same agreement.

                  (k) No Third Party Beneficiaries.  This Agreement shall be
                      ----------------------------
binding upon and inure solely to the benefit of the parties hereto and their permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person (other than any Indemnified Party in accordance with Section 12 of the Brueggers Share Exchange Agreement) any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

                  IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.
                                               QUALITY DINING, INC.


                                               By: /s/   Daniel B. Fitzpatrick
                                                         -----------------------
                                                  Name:  Daniel B. Fitzpatrick
                                                  Title: President


                                               BAGEL DISPOSITION CORPORATION


                                               By: /s/   Daniel B. Fitzpatrick
                                                         -----------------------
                                                  Name:  Daniel B. Fitzpatrick
                                                  Title: President


                                               LETHE LLC


                                               By: /s/    Nordahl L. Brue
                                                          ----------------------
                                                  Name:   Nordahl L. Brue
                                                  Title:  Authorized Signatory